UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 31, 2009

THE TJX COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-4908	04-2207613

(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

770 Cochituate Road, Framingham, MA 01701
(Address of Principal Executive Offices) (Zip Code)
(508) 390-1000
Registrant’s Telephone Number (Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On March 31, 2009, The TJX Companies, Inc. (TJX) and Carol Meyrowitz entered into an employment agreement effective as of February 1, 2009, which provides for Ms. Meyrowitz to serve as President and Chief Executive Officer of TJX until January 29, 2011.
     Under the agreement, Ms. Meyrowitz will receive an annual base salary of not less than $1,475,000, the current level of her base salary, consistent with TJX’s freeze of merit increases for employees. She is eligible to participate in TJX’s two cash incentive plans, the Management Incentive Plan (MIP) and the Long Range Performance Incentive Plan (LRPIP), at levels commensurate with her position and responsibilities each with a target for award opportunities of 100% of her base salary. Ms. Meyrowitz is entitled to stock-based awards under the Stock Incentive Plan (SIP) at levels commensurate with her position and responsibilities and to benefits under the Supplemental Executive Retirement Plan (SERP) (in which she is already fully vested) and the General Deferred Compensation Plan (GDCP) (which was frozen to new deferrals effective January 1, 2008). Ms. Meyrowitz is also entitled to participate in the Executive Savings Plan (ESP), without matching credits, and in fringe benefit plans and programs made available to executives generally, including an automobile allowance commensurate with her position. As part of her benefit under the SIP, in connection with execution of the agreement, Ms. Meyrowitz received an award of 300,000 shares of performance-based restricted stock scheduled to vest in two tranches of 150,000 shares in each of 2010 and 2011, subject to her continued employment and achievement of specified MIP performance goals for the respective years.
     Ms. Meyrowitz agreed to non-competition and non-solicitation provisions during the term of her employment and for twenty-four months thereafter and to confidentiality provisions with respect TJX’s confidential or proprietary information during and after her employment. Benefits under the agreement are conditioned on compliance with these undertakings.
     TJX may terminate Ms. Meyrowitz’s employment at any time and for any reason, with or without cause. If Ms. Meyrowitz is terminated without cause, any unvested and outstanding portion of her 300,000 share performance-based restricted stock award will remain outstanding and will vest if the performance-based vesting conditions are satisfied, and any stock options held by Ms. Meyrowitz immediately prior to termination will vest to the extent not previously vested. In addition, and in certain additional termination scenarios (death, disability, or forced relocation by more than forty miles), Ms. Meyrowitz will receive her annual base salary at the rate in effect at the time of termination for twenty-four months, offset by any long-term disability benefits, a cash payment sufficient to cover, on an after-tax basis, the cost of COBRA continuation for medical benefits for the lesser of the COBRA period or the salary continuation period, unless Ms. Meyrowitz obtains no less favorable coverage from another employer, a continuation of her automobile allowance for the salary continuation period, and vested and accrued, but unpaid, pay and benefits. In these circumstances, Mr. Meyrowitz would also be entitled to receive, at the time they would normally be paid, her MIP award for the uncompleted year of termination as well as her LRPIP award for any uncompleted performance cycle, in each case based on actual performance and adjusted to reflect her period of service during the year or cycle prior to termination as provided in the agreement, except that in the case of death or disability, the MIP award would not be prorated and would equal the MIP target award amount. For purposes of these termination benefit entitlements, termination of Ms. Meyrowitz’s employment at the end of the scheduled contract term would be treated as an involuntary termination other than for cause. If Ms. Meyrowitz terminates her employment voluntarily, other than at the end of the scheduled contract term, she will receive her vested and accrued, but unpaid, benefits.
     If a change in control were to occur, Ms. Meyrowitz would no longer be subject to the non-competition undertaking and would receive a lump sum equal to a full target MIP award amount, plus a target MIP award amount for the year in which the change in control occurred adjusted for her period of service as provided in the agreement, plus the maximum payment for each uncompleted LRPIP cycle, in addition to any MIP and LRPIP awards that had already been earned but had not yet been paid. If Ms. Meyrowitz’s employment were to terminate for various reasons, including by TJX other than for cause, by Ms. Meyrowitz for good reason (as defined in the agreement), or by reason of death or disability, by the earlier to occur of the last business day of the twenty-four month period following a change of control and the next to last day of the scheduled contract term, instead of the severance benefits described above, she would be entitled to receive a lump sum equal to two times her annual base salary plus her accrued and unpaid salary through the relevant date, offset by any long-term disability benefits, the lump sum equivalent of her SERP benefit, two years of continued medical and life insurance, except to the extent of replacement coverage, and a lump sum payment of two years of automobile allowance. If certain excise taxes would be incurred by Ms. Meyrowitz in connection with the change of control, TJX will reduce or eliminate her benefits to the extent necessary to maximize her after-tax benefit. TJX is also obligated to pay Ms. Meyrowitz all legal fees and expenses reasonably incurred by her in seeking enforcement of her contractual rights following a change of control.
     The agreement includes terms designed to comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code, including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change in control not described in Section 409A.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) EXHIBITS.

Exhibit Number	Description

10.1	Employment Agreement dated as of February 1, 2009 between Carol Meyrowitz and The TJX Companies, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.
/s/ Jeffrey G. Naylor
Jeffrey G. Naylor
Senior Executive Vice President, Chief Financial and Administrative Officer

Dated: April 1, 2009